Exhibit 10.28

                            ASSET PURCHASE AGREEMENT

                                     between

                               KILOVAC CORPORATION
                                    ("Buyer")

                                       and

                            WILMAR ELECTRONICS, INC.
                                   ("Seller")

                        Mr. Zerubavel ("Zev") Heifetz and
                             Mr. Cesar E. Marestaing
                                ("Shareholders")


                                   May 6, 1998


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                                TABLE OF CONTENTS
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                                                                                           Page

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ARTICLE 1         SALE AND PURCHASE OF ASSETS.................................................1
         Section 1.1.      Agreement to Sell Assets...........................................1
         Section 1.2.      Excluded Assets....................................................3
         Section 1.3.      Total Consideration................................................3
         Section 1.4.      Purchase Price, Purchase Price Adjustment and Escrow...............3
         Section 1.5.      Assumption of Certain Liabilities; Other Liabilities Not Assumed...4
         Section 1.6.      Allocation of Consideration........................................5

ARTICLE 2         REPRESENTATIONS, WARRANTIES AND COVENANTS
         OF SELLER AND SHAREHOLDERS...........................................................5
         Section 2.1.      Organization and Standing of Seller................................5
         Section 2.2.      Financial Statements...............................................5
         Section 2.3.      Absence of Undisclosed Liabilities, Accounts Payable...............6
         Section 2.4.      Taxes..............................................................6
         Section 2.5.      Absence of Certain Changes or Events...............................6
         Section 2.6.      Employee Relations.................................................7
         Section 2.7.      Employee Benefit Plans.............................................7
         Section 2.8.      Owned and Leased Personal Property; Real Property..................9
         Section 2.9.      Litigation.........................................................9
         Section 2.10.     No Conflict with Other Instruments or Proceedings.................10
         Section 2.11.     Authorization and Enforceability..................................10
         Section 2.12.     Ownership of Assets...............................................10
         Section 2.13.     Material Contracts................................................10
         Section 2.14.     Intellectual Property.  ..........................................11
         Section 2.15.     Environmental Matters.............................................11
         Section 2.16.     Insurance.........................................................13
         Section 2.17.     Brokers' Fees.....................................................13
         Section 2.18.     Customers and Suppliers...........................................13
         Section 2.19.     Product Liabilities and Warranties................................13
         Section 2.20.     Permits and Licenses..............................................14
         Section 2.21.     Compliance with Law and Other Regulations.........................14
         Section 2.22.     Accuracy of Statements............................................14
         Section 2.23.     Bank and Investment Accounts......................................14
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ARTICLE 3         REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.........................15
         Section 3.1.      Organization and Standing of Buyer................................15
         Section 3.2.      Authorization and Enforceability..................................15
         Section 3.3.      Brokers' Fees.....................................................15
         Section 3.4.      No Conflict with Other Instruments or Proceedings.................15
         Section 3.5.      Accuracy of Statements............................................15

ARTICLE 4         CLOSING....................................................................15
         Section 4.1.      Closing...........................................................15
         Section 4.2.      Obligations of Seller and each of Shareholders....................16
         Section 4.3.      Obligations of Buyer..............................................16
         Section 4.4.      Further Documents or Necessary Action.............................17

ARTICLE 5         COVENANTS..................................................................17
         Section 5.1.      Conduct of Business Pending the Closing...........................17
         Section 5.2.      Access............................................................18
         Section 5.3.      Investigation by Buyer............................................18
         Section 5.4.      Notice of Breach or Failure of Condition..........................18
         Section 5.5.      Best Efforts......................................................18
         Section 5.6.      Employees and Employee Benefit Plans..............................18
         Section 5.7.      Delivery of Property Received After Closing.......................19
         Section 5.8.      Transfer Taxes....................................................19
         Section 5.9.      Competition.......................................................19
         Section 5.10.     Proration of Personal Property Taxes..............................20
         Section 5.11.     Preservation of Records; Cooperation..............................20
         Section 5.12.     Confidentiality...................................................20

ARTICLE 6         CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...............................21
         Section 6.1.      Representations, Warranties and Covenants True at Closing;
                           Investigation.....................................................21
         Section 6.2.      Performance.......................................................21
         Section 6.3.      Seller's Certificate..............................................21
         Section 6.4.      No Adverse Changes................................................21
         Section 6.5.      Litigation........................................................22
         Section 6.6.      Opinion of Counsel for Seller and each of Shareholders............22
         Section 6.7.      Necessary Consents; Notices.......................................22
         Section 6.8.      Consulting Agreement..............................................22
         Section 6.9.      Lease.............................................................22
         Section 6.10.     Net Asset Value...................................................22
         Section 6.11.     Board Approval....................................................22
         Section 6.12.     Financing.........................................................22
         Section 6.13      Proceedings Satisfactory..........................................22
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ARTICLE 7         CONDITIONS PRECEDENT TO OBLIGATIONS OF
         SELLER AND EACH OF SHAREHOLDERS.....................................................23
         Section 7.1.      Representations, Warranties and Covenants True at Closing.........23
         Section 7.2.      Performance.......................................................23
         Section 7.3.      Certificate of Buyer..............................................23
         Section 7.4.      Litigation........................................................23
         Section 7.5.      Proceedings Satisfactory..........................................23

ARTICLE 8         INDEMNIFICATION............................................................24
         Section 8.1.      Indemnification by Seller.........................................24
         Section 8.2.      Indemnification by Buyer..........................................24
         Section 8.3.      Environmental Liabilities.........................................25
         Section 8.4.      Limitations on Indemnification....................................25
         Section 8.5.      Third Party Claims................................................26
         Section 8.6.      Claims by Indemnified Party.......................................27

ARTICLE 9         TERMINATION................................................................28
         Section 9.1.      Termination by Mutual Consent.....................................28
         Section 9.2.      Termination Upon Default or Breach................................28
         Section 9.3.      Termination Based Upon Failure of Conditions......................28
         Section 9.4.      Final Expiration..................................................28

ARTICLE 10        GENERAL....................................................................28
         Section 10.1.     Risk of Loss......................................................28
         Section 10.2.     Survival of Representations, Warranties and Covenants.............28
         Section 10.3.     Binding Effect; Benefits; Assignment..............................28
         Section 10.4.     Definition of "Ordinary and Usual Course".........................29
         Section 10.5.     Public Disclosure.................................................29
         Section 10.6.     Notices...........................................................29
         Section 10.7.     Counterparts......................................................30
         Section 10.8.     Expenses..........................................................30
         Section 10.9.     Entire Agreement..................................................31
         Section 10.10.  Amendment and Waiver................................................31
         Section 10.11.  Severability........................................................31
         Section 10.12.  Headings............................................................31
         Section 10.13.  Governing Law.......................................................31
         Section 10.14.  Bulk Sales Law......................................................31
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EXHIBITS
         Exhibit A         Machinery, Equipment and Leasehold Improvements
         Exhibit B         Assigned Contracts
         Exhibit C         Intellectual Property
         Exhibit D         Permits and Licenses
         Exhibit E         Escrow Agreement
         Exhibit F         Allocation
         Exhibit G         Seller's Certificate
         Exhibit H         Opinion of Counsel for Seller
         Exhibit I         Consulting Agreements
         Exhibit J         Lease
         Exhibit K         Buyers' Certificate


DISCLOSURE SCHEDULES

         Schedule 2.1      Organization and Standing of Seller
         Schedule 2.2      Financial Statements
         Schedule 2.3      Absence of Undisclosed Liabilities, Accounts Payable
         Schedule 2.4      Taxes
         Schedule 2.5      Absence of Certain Changes or Events
         Schedule 2.6      Employee Relations
         Schedule 2.7      Employee Benefit Plans
         Schedule 2.8      Owned and Leased Personal Property; Real Property
         Schedule 2.9      Litigation
         Schedule 2.10     No Conflict with Other Instruments or Proceedings
         Schedule 2.13     Material Contracts
         Schedule 2.14     Intellectual Property
         Schedule 2.15     Environmental Matters
         Schedule 2.16     Insurance
         Schedule 2.18     Customers and Suppliers
         Schedule 2.19     Product Liabilities and Warranties
         Schedule 2.20     Permits and Licenses
         Schedule 2.21     Compliance with Law and Other Regulations
         Schedule 2.23     Bank and Investment Accounts


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of May 6, 1998, by and between KILOVAC CORPORATION, a California corporation ("Buyer"), and Zerubavel ("Zev") Heifetz, a resident of Beverly Hills, California and Cesar
E. Marestaing, a resident of Santa Ana, California (the "Shareholders'), and WILMAR ELECTRONICS, INC., a California corporation ("Seller").

                                 P R E A M B L E

         Seller has its corporate headquarters and its operating facility at 2430 Amsler Street, Torrance, California (the "Premises") and is engaged in the design, manufacturing, marketing and sale of protective relays, digital timers, event recorders and test equipment (the "Business"). Shareholders each own fifty percent (50%) of the stock of Seller and will benefit directly from this transaction. Buyer is an affiliate of Communications Instruments, Inc., a North Carolina corporation. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller on the terms and subject to the conditions set forth in this Agreement.

                 NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE 1

                           SALE AND PURCHASE OF ASSETS

         Section 1.1. Agreement to Sell Assets. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer (as specified below), and Buyer agrees to purchase and acquire from Seller (as specified below), all of Seller's right, title and interest in and to all of the assets and property owned by Seller (collectively, the "Purchased Assets"), including without limitation, the following:

                  (a) all cash and cash equivalents, including marketable securities, on hand or in bank or investment accounts;

                  (b) all machinery, equipment, tooling, dies, tools, furniture and fixtures, computer terminals, office equipment, patterns, showroom models and displays, vehicles, spare parts, leasehold improvements and all other personal property of Seller, wherever located, including without limitation those items listed on Exhibit A to this Agreement and those items tagged or otherwise identified on the Closing Date as part of the Purchased Assets, together with all express and implied warranties by the manufacturers or sellers thereof, and all maintenance records, brochures, catalogues and other documents relating thereto or to the installation or functioning thereof;

                  (c) all inventories of raw materials, work-in-process, finished goods (including all inventories consigned to dealers, sales representatives, vendors and others, or in transit), materials and supplies, wherever located;

                  (d) all accounts receivable of Seller and all security and other deposits, credits and other current assets of Seller;

                  (e) all of Seller's right, title and interest in and to the contracts (including exclusive supply contracts), agreements, leases, licenses and commitments, as well as any notes or other instruments evidencing sums owed Seller and any related security instruments or agreements, including without limitation those identified on Exhibit B to this Agreement;

                  (f) all of the trademarks and trademark applications, including without limitation those listed on Exhibit C, along with associated goodwill and all rights and interests of Seller therein, all patents and patent applications, including without limitation those listed on Exhibit C, along with associated goodwill and all rights and interests of Seller therein, all know-how and trade secrets used or owned by Seller and all drawings, prints, test reports, engineering designs, assembly instructions, operations, and other technical documentation, and all know-how, trade secrets and other intellectual property not otherwise set forth owned by Seller (the "Intellectual Property");

                  (g) all records, customer and supplier lists, pertinent payroll information and summary of relevant information of each employee, product information, product drawings, production documentation, material specifications, equipment lists, formulae, specifications, drawings, plans, reports, data, notes, correspondence, contracts, labels, catalogues, brochures, art work, photographs, advertising materials, marketing and production literature, files and other records and documents, including the books of account, ledgers and other financial records of Seller, but excluding Seller's corporate records, tax records and minute books;

                  (h) to the extent transferrable, all permits, licenses, orders, franchises and approvals maintained by Seller, including without limitation those identified on Exhibit D to this Agreement;

                  (i) all choses in action, claims, causes or rights of action and intangible property rights of Seller, including without limitation restrictive covenants, confidentiality obligations and similar obligations of present and former employees;

                  (j) the goodwill of Seller.

The Purchased Assets shall be transferred to Buyer free and clear of any and all claims, liens, security interests, encumbrances, charges, obligations and other restrictions, other than Permitted

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Encumbrances.  For purposes of this Agreement, "Permitted Encumbrances" shall mean liens for current taxes that are not yet due and payable.

         Section 1.2. Excluded Assets. Notwithstanding the provisions of Section
1.1 of this Agreement, the Purchased Assets shall not include (i) any lease by the Seller from the owners of the Premises, and (ii) the life insurance policies on Zev Heifetz and Cesar Marastaing, respectively (collectively, the "Excluded Assets").

         Section 1.3. Total Consideration. The total consideration to be paid by Buyer to Seller for the Purchased Assets and the covenants of Seller in this Agreement shall be as follows (the "Purchase Price"):

                  (a) Payment by Buyer of the Purchase Price (as defined in this Agreement); and

                  (b) Assumption by Buyer of the Assumed Liabilities (as defined in this Agreement).

         Section 1.4. Purchase Price, Purchase Price Adjustment and Escrow.

                  (a) Buyer agrees to pay an amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000.00), subject to adjustment based on the terms set forth in Sections 1.4 (b) and (c) (the "Purchase Price"). The parties agrees that Fifty Thousand Dollars ($50,000.00) of the Purchase Price shall be allocated as consideration for the non-competition covenant set forth in Section 5.9 of this Agreement.

                  (b) The Purchase Price shall be increased or decreased on a dollar-for-dollar basis by the amount by which Seller's Net Asset Value (defined below) shall exceed or be less than, as the case may be, $775,000.00 less the cash value of life insurance owned by the Seller on Mr. Zev Heifetz and on Mr. Cesar E. Marestaing. "Net Asset Value" shall mean the Seller's current assets plus fixed assets plus goodwill less current liabilities as of the Closing Date, all according to generally accepted accounting principles applied on a consistent basis with past periods. As of the Closing Date, Seller has provided Buyer its April 30, 1998 balance sheet, and the parties have established a tentative Net Asset Value which shall be used for disbursement of funds at Closing. Within thirty (30) days after Closing, Buyer shall either elect to accept the tentative Net Asset Value, which shall then be deemed to be the Net Asset Value as of the Closing Date, or Buyer shall have had Seller's financial records reviewed or audited, at Buyer's expense, in order to establish a Net Asset Value as of the Closing Date. If an audit or review is performed, the Net Asset Value determined in such audit or review shall be deemed the Net Asset Value as of the Closing for purposes of this Agreement. The amount by which the Net Asset Value as of the Closing Date exceeds the tentative Net Asset Value shall be paid within thirty (30) days to Seller by Buyer and if the amount is below the tentative Net Asset Value shall be paid within thirty (30) days to Buyer by Seller.

                  (c) Buyer shall pay at the Closing the Purchase Price as follows: (i) Two Hundred Fifteen Thousand Dollars ($215,000.00) of the Purchase Price shall be paid to U. S. Bank Trust National Association ("Escrow Agent") to be held and disbursed according the

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         Escrow Agreement attached as Exhibit E to this Agreement; and (ii) the remainder shall be paid to Seller. All payments shall be by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller and Escrow Agent, respectively.

                  (d) The Escrow Amount (as defined in the Escrow Agreement) shall be applied toward any claims for indemnification made by Buyer pursuant to Article 8 during the Eighteen (18) months after the Closing Date. If Seller notifies Buyer pursuant to Section 8.6 that it will reimburse Buyer, both Buyer and Seller shall execute a Joint Instruction (as defined in the Escrow Agreement) to the Escrow Agent directing payment of such claim to Buyer. If any claims of Buyer are disputed during such eighteen (18) month period, the amount of the claim shall be held by the Escrow Agent (during and after the 18 month period) until the conditions for disbursement under Section 2(B) of the Escrow Agreement are satisfied. At the end of such eighteen (18) months if the remaining Escrow Amount exceeds the total of all disputed claims, the Buyer and Seller will execute a Joint Instruction to the Escrow Agent directing payment of such excess to Seller. Buyer hereby guarantees to Seller than all funds held by the Escrow Agent hereunder shall accrue interest at a minimum rate of eight percent (8%) per annum, and Buyer agrees to pay Seller for any deficiency resulting from the failure of the funds to accrue such interest. For example $215,000.00, compounded annually at 8%, would result in $241,488.00 after 18 months.

         Section 1.5. Assumption of Certain Liabilities; Other Liabilities Not
                      Assumed.

                  (a) At the Closing Buyer shall assume and agree to pay, perform and discharge, when due (i) the liabilities and obligations of Seller arising with respect to periods from and after the Closing Date under the contracts listed on Exhibit B to this Agreement and (ii) all accounts payable of Seller up to a maximum aggregate of $40,000.00 (for all payables) and (iii) and all product warranty (but not product liability) claims, up to a maximum aggregate of $20,000.00 (for all claims), relating to products shipped by Seller within the one (1) year period immediately preceding the Closing (collectively, subsections 1.5(a)(i), (ii) and (iii) are hereinafter referred to as the "Assumed Liabilities").

                  (b) Except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller of any kind, description or character, whether accrued, absolute, contingent or otherwise, and whether or not disclosed to Buyer in the Disclosure Schedule (defined below) or otherwise. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller, even if imposed upon Buyer as a successor to Seller, with respect to any action, suit, proceeding or claim arising out of or relating to any event occurring, or with respect to any cause of action arising, before the Closing Date, whether or not asserted before or after the Closing Date, including without limitation any liability, obligation, debt, charge or expense related to: taxes; Employee Benefit Plans (as defined in Section 2.7

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         below) or other employee benefits, environmental matters; agreements with sales representatives; obligations or policies; termination and severance pay; judgments; product warranty claims; product liability claims; and contractual claims. Seller shall be liable for all product liability claims arising from products shipped by Seller on or before the Closing Date. Seller shall be liable for all costs and expenses relating to or arising from the presence of any Hazardous Material (defined below) present before or after the Closing Date at, in or under any real property now or previously owned, leased or used by Seller (including, without limitation, the Premises), and for any violations of Environmental Laws by Seller, and Buyer reserves all of its rights, including those under CERCLA (defined below), to seek reimbursement of any such costs or expenses.

         Section 1.6. Allocation of Consideration. The Purchase Price has been agreed upon by the parties and the values assigned to the various assets which constitute the Purchased Assets are listed on Exhibit F attached hereto. The parties agree that Fifty Thousand Dollars ($50,000.00) of the Purchase Price shall be allocated as consideration for the non-competition covenant set forth in Section 5.9 of this Agreement. The parties agree to furnish each other and the Internal Revenue Service with such applicable information as may be required by Section 1060 of the Internal Revenue Code or the Regulations thereunder and to cooperate in the completion and timely filing of IRS Form 8594 (Asset Acquisition Statement).


                                    ARTICLE 2

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                           OF SELLER AND SHAREHOLDERS

         Seller and Shareholders, jointly and severally, represent, warrant and covenant to Buyer as follows:

         Section 2.1. Organization and Standing of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, lease and operate its properties now owned or leased by Seller and to carry on the Business as presently conducted. Neither the character of the Purchased Assets nor the nature of the business transacted by Seller make the licensing or qualification of Seller as a corporation necessary in any state or jurisdiction other than those states and jurisdictions identified on Schedule
2.1 of the Disclosure Schedule delivered to Buyer by Seller simultaneously with the execution of this Agreement (the "Disclosure Schedule"). Seller is duly qualified to do business as a corporation in each of the jurisdictions identified on Schedule 2.1 of the Disclosure Schedule and is in good standing in all of those states and jurisdictions.

         Section 2.2. Financial Statements. A copy of the financial statements, including a balance sheet and statement of income, of Seller as of and for the fiscal years ended September 30, 1995, September 30, 1996, and September 30, 1997 (the "Financial Statements") has been provided by Seller to Buyer. The Financial Statements are in accordance with the books and records of Seller, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent throughout such periods and consistent with prior periods, and, except as set forth in Schedule 2.2 of the Disclosure Schedule, present fairly the financial condition of the Seller as of the dates indicated and the results of operations and changes in financial position for the periods then ended. Seller has also provided to Buyer copies of the interim balance sheet and interim statement of income of the Seller as of and for each month-end during the current fiscal year to and including March 31, 1998 and April 30, 1998, in each case prepared internally by Seller (collectively, the "Interim Financial Statements"). The Interim Financial Statements are in accordance with the books and records of Seller, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with similar statements for prior periods, and, except as set forth in Schedule 2.2 of the Disclosure Schedule, present fairly the financial condition of the Seller as of the dates indicated and its results of operations and changes in financial position for the periods then ended.

         Section 2.3. Absence of Undisclosed Liabilities, Accounts Payable. Except as expressly disclosed or reserved against on the most recent balance sheet included in the Interim Financial Statements or as specifically set forth in Schedule 2.3 of the Disclosure Schedule, Seller does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, including without limitation guarantees, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines, other than current liabilities for trade payables incurred in the ordinary and usual course of business since the date of the most recent balance sheet included in the Interim Financial Statements. As of the date of this Agreement, Seller's accounts payable do not, and as of the Closing Date Seller's accounts payable shall not, exceed $40,000.00.

         Section 2.4. Taxes. Except as disclosed in Schedule 2.4 of the Disclosure Schedule: (i) Seller has filed all federal, state, local and foreign tax returns when and as Seller has been or is required by law to file and such returns are true and correct in all material respects; (ii) Seller has paid, and will pay for all periods ending on or before the Closing Date, all taxes and assessments when and as the same shall be due and payable by Seller, including without limitation income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes and all penalties and interest in respect thereof; (iii) Seller has withheld and paid over, and will withhold and pay over for all periods ending on or before the Closing Date, all federal, state, local and foreign withholdings required by law; and (iv) no tax incentive, abatement or other similar credit exists which in any way relates to the Purchased Assets, the Business, or the employees of Seller which contains provisions for the repayment of any tax benefit.

         Section 2.5. Absence of Certain Changes or Events. Except as disclosed in Schedule 2.5 of the Disclosure Schedule, since February 28, 1998, Seller has:
(i) conducted Seller's business in the ordinary and usual course; and (ii) maintained Seller's records and books of account in a manner that fairly and accurately reflects Seller's transactions, assets and liabilities in accordance with generally accepted accounting practices consistently applied. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since February 28, 1998, there has been no adverse change in Seller's condition, financial or otherwise, the Purchased Assets or in Seller's business or properties which is not reflected in the Interim Financial Statements.

         Section 2.6. Employee Relations. Seller has identified on Schedule 2.6(a) all of the officers and employees of Seller ("Employees") which for each listed individual gives his or her salary or wage rate and fringe benefits and, for each Key Employee (defined below), his or her position. Except as disclosed in Schedule 2.6 (b) of the Disclosure Schedule: (i) to the knowledge of Seller, there is not now in existence or pending, nor has there been at any time, any strike, slowdown, work stoppage, organizational effort, grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment, or other employment dispute of any nature, pending or threatened, against Seller; (ii) Seller is, and during all applicable limitation periods has been, in compliance with all applicable federal, state, local and foreign laws, executive orders and regulations respecting employment and employment practices, terms and conditions of employment, occupational health and safety, wages and hours; (iii) Seller is not a party to any written or oral, express or implied, collective bargaining agreement or other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by Seller without cost, liability or penalty and Seller has no knowledge of any current union organizing activity; (iv) Seller is not a party to any written or oral, express or implied, contract, agreement or arrangement with any of Seller's present or former officers, employees or consultants with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration which is not terminable at will by Seller without penalty; and (v) there is no pending or threatened claim against Seller for violation of any contract, agreement or arrangement described in (iii) or (iv) above, nor is there any factual basis upon which a claim could be sustained. A copy of each employee policy manual and handbook provided to or governing the Employees is attached as
Schedule 2.6 (c). Except for Mr. Rahmeyer who has expressed his intent not to work with the Buyer after the end of six months after Closing, no Key Employee of Seller has notified Seller of an intention to terminate employment. In this Section, "Key Employee" means any Employee who is presently, or during Seller's last fiscal year was, compensated (including bonuses) at an annual rate of more than Forty Thousand Dollars ($40,000) per year.

         Section 2.7.      Employee Benefit Plans.

                  (a) Set forth in Schedule 2.7 is an accurate and complete list of all Employee Benefit Plans (as defined below) established, maintained or contributed to by Seller (including, for this purpose and for the purpose of all of the representations in this Section 2.7, all employers (whether or not incorporated) which by reason of common control are treated together with the Seller as a single employer within the meaning of Section 414 of the Internal Revenue Code (the "Code")). The term "Employee Benefit Plan" shall include all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, and also shall include, without limitation, any nonqualified deferred compensation plans, employee benefit plans for former employees, any employment arrangement, and any other pension, stock, vacation, disability or other benefit plan, policy or arrangement, whether or not covered by ERISA, whether written or oral, whether funded or unfunded, covering Employees or former employees of the Seller.

                  (b) Seller does not maintained or contributed to any Employee Benefit Plan which is not in compliance with its terms, ERISA, the Code and any other applicable laws and regulations, and Seller is not liable for any material fine, excise tax or loss of income tax deduction with respect to the operation of any Employee Benefit Plan. Seller does not maintain or contribute to, and has never maintained or contributed to, an Employee Benefit Plan which is subject to Title IV or ERISA or which is a "multiemployer plan" as defined in ERISA Section 4001. Seller does not maintain or contribute to any Employee Benefit Plan which has incurred any accumulated funding deficiency within the meaning of Code
         Section 412 or 418B, or which has applied for or obtained a waiver from the IRS of any minimum funding requirement under Code Section 412.

                  (c) Except as disclosed on Schedule 2.7, each Employee Benefit Plan established, maintained or contributed to by the Seller that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

                  (d) No promise has been made nor any liability incurred by Seller for post-retirement health or life insurance or other post-retirement benefits.

                  (e) Seller has been and is now in compliance with the "COBRA" health care continuation requirements of ERISA Sections 601-608 and Code Section 4980B and any applicable state continuation coverage laws.

                  (f) Seller has delivered or caused to be delivered or made available to Buyer or its counsel true and complete copies of (i) all Employee Benefit Plans established, maintained or contributed to by the Seller, together with all amendments thereto including those which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (ii) Form 5500 or Form 5500-C/R, as applicable, for the three most recently completed fiscal years for each such Employee Benefit Plan required to file such form, and (iii) the most recent Summary Plan Description (plus all subsequent Summaries of Material Modification) for each such Employee Benefit Plan subject to the Summary Plan Description requirements of ERISA Section 104(b).

                  (g) Seller has not engaged in any transaction with respect to the Employee Benefit Plan which could subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor has Seller or any of its officers or employees, to the extent it or any of them are fiduciaries with respect to such plans, breached any responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which may result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

                  (h) All amounts which Seller is required to have paid as contributions to any Employee Benefit Plan have been paid within the time prescribed by applicable law or under the Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party. Seller has made adequate provision for reserves to meet any such contributions that have not been made and such reserves are shown on Seller's financial statements. Benefits under all Employee Benefit Plans are as represented and have not been increased or decreased subsequent to the date as of which documents have been provided to Buyer.

                  (i) There are no pending or threatened claims (other than routine claims for benefits) or lawsuits, and no facts or events exist that reasonably could be expected to give rise to any claims (other than routine claims for benefits) or lawsuits with respect to any Employee Benefit Plan.

         Section 2.8. Owned and Leased Personal Property; Real Property.
Schedule 2.8 of the Disclosure Schedule identifies all tangible personal property that Seller owns or leases other than immaterial items of tangible personal property (the "Personal Property"). Except for Permitted Encumbrances and as set forth in Schedule 2.8 of the Disclosure Schedule, Seller owns all of the Personal Property (other than leased Personal Property) free and clear of all claims, liens, security interests, encumbrances, charges, obligations and other restrictions. Except as disclosed on Schedule 2.8 of the Disclosure Schedule, neither Seller nor any other party is in default under the terms of any lease with respect to Personal Property, and all such leases are in full force and effect. Schedule 2.8 of the Disclosure Schedule includes an attached copy of each such written lease or a description of each such oral lease.
Schedule 2.8 of the Disclosure Schedule describes all tangible personal property that Seller uses or possesses but does not own or lease, and all tangible personal property that Seller owns or leases but does not possess and, in the latter case, gives the location of the property. All personal property that Seller owns or leases will be in the possession of Seller on the Closing Date or at the location specified on Schedule 2.8. Except as disclosed on Schedule 2.8 of the Disclosure Schedule, all of the Purchased Assets which are tangible property are in good-operating condition and, in the case of inventory, in good, salable condition. No tangible personal property other than the Personal Property will be needed by Buyer to operate the Business after the Closing in the manner in which the Business was operated immediately prior to the Closing. Except as identified on Schedule 2.8 of the Disclosure Schedule, Seller does not now and has never in the past owned or leased any real property or premises and does not know and has never in the past operated from any real property or premises, other than Seller's current lease of the Premises. As of the Closing, the Seller's lease of the Premises has been terminated.

         Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the Disclosure Schedule, there is no suit, action, proceeding (legal, administrative or otherwise), claim, investigation or inquiry (by an administrative agency, governmental body or otherwise) pending or, to the knowledge of Seller, threatened against Seller or any of the properties, assets, or business prospects of Seller, or to which Seller is or, to the knowledge of Seller, is reasonably likely to become, a party, and Seller knows of no factual basis upon which any such suit, action, proceeding, claim, investigation or inquiry could reasonably likely be sustained. There is no outstanding judgment, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting Seller or any of the properties, assets or business prospects of Seller, except as disclosed in Schedule 2.9 of the Disclosure Schedule.

         Section 2.10. No Conflict with Other Instruments or Proceedings. Except as disclosed in Schedule 2.10 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not: (i) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Seller or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation of Seller and to which Seller is now a party or by which Seller or any of Seller's properties or assets may be bound or affected; or (ii) violate any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body. All consents, approvals or authorizations of, or declarations, filings or registrations with, any third parties or governmental or regulatory authorities required of Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are set forth in Schedule 2.10 of the Disclosure Schedule. Seller shall obtain or make, as applicable, all such consents, approvals, authorizations, declaration, filings and registrations before the Closing Date.

         Section 2.11. Authorization and Enforceability. Seller has full capacity, power and authority to enter into this Agreement and all ancillary agreements and to carry out the transactions contemplated by this Agreement, and this Agreement and all ancillary agreements are binding upon Seller and are enforceable against Seller in accordance with their respective terms.

         Section 2.12. Ownership of Assets. Seller owns the Purchased Assets free and clear of all liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except Permitted Encumbrances and those liens, charges, pledges, security interests and encumbrances existing on the date hereof as set forth in Schedule 2.8 of the Disclosure Schedule, all of which (other than Permitted Encumbrances) shall be discharged by Seller at or before the Closing.

         Section 2.13. Material Contracts. Schedule 2.13 of the Disclosure Schedule contains a list of (i) the ten (10) largest customers, by dollar volume of sales, of Seller for the twelve (12) months ended September 30, 1998 and September 30, 1997 and the approximate total sales to each customer for each of those periods; (ii) the ten (10) largest suppliers, by dollar volume of purchases, of Seller for each of the twelve (12) month periods ended September 30, 1998 and September 30, 1997; (iii) a list of all other contracts (including without limitation product sales or service documentation), leases and other obligations of Seller which involve amounts greater than $10,000.00 or with a term of greater than two (2) years; and (iv) any contract out of the ordinary and usual course of business (collectively, the "Material Contracts"). Except as disclosed in Schedule 2.13 of the Disclosure Schedule, Seller has not given any power of attorney to any person, firm or corporation for any purpose whatsoever. All of the Material Contracts are valid and enforceable in accordance with their terms, and Seller and all other parties to each of the Material Contracts have performed in all respects all obligations required to be performed in connection therewith. Neither Seller nor any other party is in default or in arrears under the terms of any of the Material Contracts, and no condition exists or event has occurred that, with the giving of notice or the lapse of time or both, would constitute a default under any of them. No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Seller of any of the Purchased Assets. Schedule 2.13 of the Disclosure Schedule also contains a complete and current list of all purchase orders of Seller.

         Section 2.14. Intellectual Property. Schedule 2.14 of the Disclosure Schedule describes all patents, patent applications, inventions upon which patent applications have not yet been filed, service marks, trade names, trademarks, trademark registrations and applications, copyrighted works and copyright registrations and applications that Seller owns, possesses or uses, and, unless otherwise indicated in Schedule 2.14, Seller will own the entire right, title and interest in and to the same on the Closing Date, free and clear of all claims, liens, licenses, sublicenses, charges or encumbrances. To the knowledge of Seller, there is no infringement or unlawful use by any person or entity of any such patents, service marks, trade names, trademarks or copyrights. Except as set forth in Schedule 2.14 of the Disclosure Schedule, Seller has not infringed or unlawfully used the patents, service marks, trade names, trademarks, copyrights or other proprietary rights of any other person or entity. Schedule 2.14 of the Disclosure Schedule also sets forth a list of all licenses that were granted to Seller by others or to others by Seller. Schedule
2.14 of the Disclosure Schedule also sets forth all agreements relating to technology, know-how or procedures that Seller is licensed or authorized to use by others. No patents, patent applications, service marks, trade names, trademarks, trademark registrations or applications, copyrighted works, copyright registrations or applications or grants of licenses set forth in
Schedule 2.14 of the Disclosure Schedule are subject to any pending or, to the knowledge of Seller, threatened, claim or challenge, and, to the knowledge of Seller, there is no valid basis for sustaining any claim or challenge, except as set forth in Schedule 2.14 of the Disclosure Schedule. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know how," and other like data of Seller are in such form and of such quality that Buyer can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by Seller in a manner that meets the applicable specifications and conforms with the quality standards heretofore met by Seller. Except for the licenses and rights listed in Schedule 2.14 of the Disclosure Schedule, Seller does not require a license or other proprietary right to operate the Business or to manufacture or sell the products or perform any services associated with the Purchased Assets or the Business.

         Section 2.15. Environmental Matters. For purposes of this Section 2.15:
(i) "Seller" shall mean Seller and each prior or subsequent owner or operator of the Premises; (ii) "Environmental Law" shall mean any federal, state or local law (including common law), statute, regulation, ordinance, published guideline or standard, or order, or agreement or consent order to which Seller is or has been party, including a permit issued pursuant to any of the foregoing, related to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of public health, natural resources or the environment, including without limitation the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); and (iii) the term "Hazardous Material" shall mean any hazardous substances as defined by CERCLA, petroleum or any petroleum derivative or by-product, and any pollutant, contaminant, solid waste or hazardous or toxic waste or substance which is defined or regulated as such by any Environmental Law.

                  (a) Except as set forth in Schedule 2.15 of the Disclosure Schedule, Seller is presently and at all times has been in compliance with all applicable Environmental Laws;

                  (b) Except as set forth in Schedule 2.15 of the Disclosure Schedule, Seller has not treated, stored or disposed of, or knowingly permitted the treatment, storage or disposal of, Hazardous Materials on real property owned, leased or used by Seller at any time;

                  (c) Except as set forth on Schedule 2.15 of the Disclosure Schedule, there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, or other proceedings pending or threatened, relating to Seller or its ownership, use, maintenance or operation of the Purchased Assets under any Environmental Law, nor is there any agreement or consent order to which Seller is a party in relation to any environmental matter, nor is any such agreement or order necessary for the continued compliance by Seller with any Environmental Law. In addition, except as set forth in Schedule 2.15 of the Disclosure Schedule, there are no investigations or inquiries pending or threatened relating to Seller or Seller's ownership, use, maintenance or operation of the Purchased Assets under any Environmental Law;

                  (d) Except as set forth on Schedule 2.15 of the Disclosure Schedule, the real and personal property owned or leased at any time by Seller does not contain any underground storage tanks ("USTs"), receptacles or other similar underground containers or depositories;

                  (e) Except as described on Schedule 2.15 of the Disclosure Schedule, the operations of Seller or its employees, agents or contractors have not caused and will not cause: (i) environmental contamination of any real or personal property currently or previously owned, leased, or used by Seller; or (ii) any other condition that could give rise to a claim against Seller or Buyer under any Environmental Law. Except as described on Schedule 2.15 of the Disclosure Schedule, to the knowledge of Seller, all such real or personal property is free of environmental contamination. For purposes of this Agreement, "environmental contamination" shall mean the release or presence of Hazardous Materials to, on, or in the air, soil, groundwater or surface waters at times or in concentrations or quantities sufficient to result in the assertion of any reporting requirements, cleanup liabilities, claims, obligations, fines or penalties under any Environmental Laws.

         Schedule 2.15 of the Disclosure Schedule contains a complete list of all of Seller's environmental emission or discharge, waste transportation, storage and disposal licenses, permits, regulatory plans, identification numbers and compliance schedules that are required for the operation of the Business under any Environmental Law, together with the durations and renewal dates thereof, complete copies of each of which are located at Seller's facilities.
Schedule 2.15 of the Disclosure Schedule also contains a complete list of all on-site treatment, storage and disposal facilities presently, or at any time in the past, used by Seller. Except as disclosed on Schedule 2.15 of the Disclosure
Schedule: (i) none of the sites listed on Schedule 2.15 of the Disclosure
Schedule is a priority site or proposed priority site (or a site under consideration for proposal) on the United States National Priorities List under CERCLA, or has been designated as a Superfund site thereunder or a site to which moneys authorized under CERCLA are being spent or applied, or is listed on, or is being considered for listing on, any priority list maintained under any state or foreign law similar to CERCLA or is subject to, or being considered for, any enforcement action under any other Environmental Law, and none of the real property that Seller owns, leases or uses has been designated as such a site.

         Section 2.16. Insurance. Schedule 2.16 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability, and all other forms of insurance that Seller owns or holds, including without limitation those that relate to the Purchased Assets, the Business, or the Employees, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date, and all pending claims thereunder. All of the insurance policies listed in
Schedule 2.16 of the Disclosure Schedule are outstanding and in full force, all premiums with respect to those policies are currently paid and all duties of the insured under those policies have been fully discharged. The present insurance coverage of Seller, as set forth in Schedule 2.16 of the Disclosure Schedule, currently is and will remain in full force and effect through the Closing Date. Seller's complete workers' compensation and general liability claim experience for the past three (3) years is accurately summarized in Schedule 2.16 of the Disclosure Schedule.

         Section 2.17. Brokers' Fees. Except for compensation which Seller must pay to Gardiner & Rauen, Inc., Seller has not incurred any liability for brokers' fees, finders' fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any transaction contemplated by this Agreement.

         Section 2.18. Customers and Suppliers. Except as set forth on Schedule
2.18 of the Disclosure Schedule, there has not been any adverse change in the business relationship of Seller with any customer or supplier listed on Schedule
2.13 of the Disclosure Schedule, nor, to the knowledge of Seller, could an adverse change be anticipated as a result of the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule
2.18 of the Disclosure Schedule, all orders and commitments were made in the ordinary and usual course of business. Except as disclosed on Schedule 2.18 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened claims against Seller to return products or to require repairs or replacement to products sold or services rendered, by reason of alleged overshipments, defective products or services or otherwise.

         Section 2.19. Product Liabilities and Warranties. There are no express or implied warranties applicable to products sold or services provided by Seller, except as disclosed on

Schedule 2.19 of the Disclosure Schedule. Except as disclosed on Schedule 2.19 of the Disclosure Schedule, there is no action, suit, proceeding or claim pending or, to the knowledge of Seller, threatened against Seller with respect to products sold or services provided by Seller under any warranty, express or implied, and, to the knowledge of Seller, there is no basis upon which any claim could be sustained. Schedule 2.19 of the Disclosure Schedule also summarizes all product liability claims that have been asserted against Seller with respect to products sold or services provided during the five (5) years preceding the date of this Agreement. For each of the products sold by Seller, the last Product Date Code (identifying the last product sold by Seller) as of the Closing Date is set forth on Schedule 2.19.

         Section 2.20. Permits and Licenses. All permits, licenses, orders and approvals necessary for Seller to operate the Purchased Assets and carry on the Business as presently conducted are identified on Schedule 2.20 of the Disclosure Schedule, are in full force and effect, and have been complied with by Seller in all material respects. All fees and charges incident to those permits, licenses, orders and approvals have been fully paid and are current, and, to the knowledge of Seller, no suspension or cancellation of any such permit, license, order, or approval has been threatened or is reasonably likely to result by reason of the transactions contemplated by this Agreement.

         Section 2.21. Compliance with Law and Other Regulations. Except as set forth on Schedule 2.21 of the Disclosure Schedule, Seller is in material compliance with all foreign, federal, state and local laws, statutes, regulations, ordinances, policy, guideline and standard. Except as set forth on
Schedule 2.21 of the Disclosure Schedule, Seller is not subject to nor, to Seller's knowledge, has Seller been threatened with, any fine, penalty, liability or disability as the result of a failure to comply with any requirement of foreign, federal, state and local law, statute, regulation, ordinance, policy, guideline or standard or any requirement of any governmental body or agency having jurisdiction over Seller, the conduct of the Business, the use of the Purchased Assets or any premises occupied by Seller. There are no outstanding work orders relating to the Purchased Assets or the Business from or required by any police or fire department, sanitation, health or factory authorities or from any foreign, federal, state or local department or authority or any matters under discussion with any such departments or authorities relating to work orders.

         Section 2.22. Accuracy of Statements. The Confidential Report of Wilmar Electronics, Inc., dated December 1997 (the "Report"), has been provided to Buyer and is incorporated herein by reference. No representation or warranty made by Seller in this Agreement, the Report, the Disclosure Schedule, or any statement, certificate or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The foregoing representations, warranties and covenants shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

         Section 2.23. Bank and Investment Accounts. Schedule 2.23 sets forth a list of all bank and investment accounts and safe deposit boxes in the name of or controlled by the Seller and details about the persons having access thereto.

                                    ARTICLE 3

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants to Seller and Shareholders as follows:

         Section 3.1. Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

         Section 3.2. Authorization and Enforceability. Buyer has full capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement and all ancillary agreements are binding upon Buyer and are enforceable against Buyer in accordance with their terms.

         Section 3.3. Brokers' Fees. Buyer has not incurred any liability for brokers' fees, finders' fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any transaction contemplated by this Agreement.

         Section 3.4. No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not : (i) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Buyer; or (ii) violate any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body. No consents, approvals, or authorizations of, or declarations, filings or registrations with, any third parties or governmental or regulatory authorities are required of Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

         Section 3.5. Accuracy of Statements. No representation or warranty made by Buyer in this Agreement, or any statement, certificate or schedule furnished, or to be furnished, to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The foregoing representations, warranties and covenants shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

                                    ARTICLE 4

                                     CLOSING

         Section 4.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of Seller in Torrance, California, at 10:00 a.m., local time, on May 6, 1998, or at such other place, time and date as the parties may agree (the "Closing Date"), and the closing shall be effective as of 12:01 a.m. May 6, 1998.

         Section 4.2. Obligations of Seller and each of Shareholders. At the Closing, Seller and each of Shareholders shall deliver to Buyer:

                  (a) Bills of sale, endorsements, assignments and such other instruments of transfer as are sufficient, in the judgment of Buyer and its counsel, to vest in Buyer ownership of the Purchased Assets (as contemplated by this Agreement), free and clear of any and all claims, liens, security interests, encumbrances, charges, obligations and other restrictions, other than Permitted Encumbrances;

                  (b) All records and other documents to be acquired by Buyer pursuant to this Agreement;

                  (c) The certificate of Seller and Shareholders described in
         Section 6.3 of this Agreement;

                  (d) The opinion of Doran M. Tisser, Esq., counsel to Seller and Shareholders, as described in Section 6.6 of this Agreement; and

                  (e) A certified copy of resolutions of Seller's Shareholders and Board of Directors authorizing the consummation of the transactions contemplated by this Agreement.

In addition to the documents and other items specifically described above, Seller and Shareholders shall execute and deliver other instruments at the Closing as described in Articles 6 and 7 of this Agreement.

         Section 4.3. Obligations of Buyer. At the Closing, Buyer shall deliver to Seller and Shareholders:

                  (a) Such assumption documents and agreements as are sufficient, in the reasonable judgment of Seller and its counsel, for the assumption by Buyer of the Assumed Liabilities;

                  (b) The certificate of Buyer described in Section 7.3 of this Agreement;

                  (c) The Purchase Price, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer; and

                  (d) A certified copy of resolutions of Buyer's Board of Directors authorizing the consummation of the transactions contemplated by this Agreement.

In addition to the documents and other items specifically described above, Buyer shall also execute and deliver other instruments at the Closing as described in Articles 6 and 7 of this Agreement.

         Section 4.4. Further Documents or Necessary Action. Buyer, Seller and each of Shareholders agree to take all such further actions on or after the Closing Date as Buyer or Seller may deem to be reasonably necessary, desirable or appropriate to effectuate the transactions contemplated in this Agreement.


                                    ARTICLE 5

                                    COVENANTS

         Seller and Shareholders agree with Buyer, and Buyer agrees with Seller and each of Shareholders to the following covenants, each of which shall survive the Closing pursuant to their terms:

         Section 5.1. Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing Date, Seller shall act, and shall conduct the Business, in the ordinary and usual course and maintain Seller's records and books of account in a manner that fairly and accurately reflects Seller's transactions, assets, liabilities, income and expense, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Seller shall preserve intact the present business organization and personnel of Seller, preserve the present goodwill of Seller with all persons having business dealings with Seller and comply with all laws applicable to Seller and to the Purchased Assets and the conduct of the Business. Without limiting the foregoing, Seller agrees that from the date of this Agreement to the Closing Date, Seller shall not without the written consent of Buyer:

                  (a) entertain, enter into or continue any negotiations, discussions or agreements with anyone other than Buyer contemplating or respecting the acquisition by such other person or entity of all or part of the Seller, the Purchased Assets or the Business, whatever the form such purchase transaction may contemplate;

                  (b) take any action that would interfere with or prevent performance of this Agreement;

                  (c) do or suffer to be done any act or event described in
         Section 2.5 of this Agreement or otherwise engage in any activity or enter into any transaction that would be inconsistent in any respect with any of the representations, warranties or covenants of Seller set forth in this Agreement, as if those representations, warranties and covenants were made after the activity or transaction and all references to the date of this Agreement were deemed to be the later date; and

                  (d) make or allow to be made any dividend or distribution to the shareholders of Seller.

         Section 5.2. Access. During the period from the date of this Agreement to the Closing Date, Seller shall cause Buyer and its designated representatives and agents to be given reasonable access to the buildings, offices, records, files, insurance policies, and any and all other records of the Seller, for the purpose of conducting an investigation of the Purchased Assets, litigation and all other matters relating to the Business; provided, however, that the investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations and employee relationships of Seller. Subject to the foregoing, Seller shall cause its officers and other employees to assist Buyer in making the investigation and shall cause the accountants (both internal and independent), officers and other employees and representatives of Seller to be available to, cooperate with, and assist Buyer. During the investigation, Buyer shall have the right to make copies of such records, files, tax returns and other materials as Buyer may deem advisable at Buyer's expense. Seller shall respond fully to all inquiries.

         Section 5.3. Investigation by Buyer. Notwithstanding any other provision of this Agreement, no investigation by Buyer or its employees, attorneys, independent accountants, business consultants or other representatives or agents shall affect in any manner the representations, warranties or covenants of Seller and each of Shareholders set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer's right to rely thereon, and those representations, warranties and covenants shall survive the investigation.

         Section 5.4. Notice of Breach or Failure of Condition. Buyer and Seller shall give prompt notice to the other party of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of such other party under this Agreement.

         Section 5.5. Best Efforts. Seller and each of Shareholders shall use its best efforts to obtain all consents and approvals necessary to transfer the Purchased Assets to Buyer in accordance with the terms of this Agreement, and to bring about the satisfaction of the conditions required to be performed, fulfilled and complied with by Seller and each of Shareholders pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. Without limiting the generality of the foregoing, Seller and each of Shareholders shall, to the extent requested, cooperate with and assist Buyer in obtaining all licenses, permits and the authorizations required to be obtained by Buyer in connection with the ownership of the Purchased Assets and operation of the Business, which licenses, permits and authorizations are not included in the Purchased Assets.

         Section 5.6. Employees and Employee Benefit Plans. Seller will continue to maintain responsibility for and comply with any applicable state continuation coverage laws following the

Closing Date with respect to its Employees and former employees. Buyer shall not assume nor in any way be liable for any Employee Benefit Plan or for any other obligations of Seller to Employees or former employees of Seller. Seller shall retain all liability and responsibility for its Employees Benefit Plans. Seller will treat its termination of Employees as a "termination" of its Employees Benefit Plans under Code Section 411(d)(3), thereby resulting in the 100% vesting of Employees who have become participants under those plans.

         Section 5.7. Delivery of Property Received After Closing. From and after the Closing, Seller and each of Shareholders shall promptly transfer to Buyer, from time to time, any cash or other property received by Seller and each of Shareholders (including without limitation any payments on accounts receivables) that is associated with or relates to the Purchased Assets.

         Section 5.8. Transfer Taxes. Buyer shall pay all federal and local sales/transfer taxes incurred in connection with the transfer to Buyer of the Purchased Assets under this Agreement. Buyer shall also pay all transfer taxes, recording fees and title transfer fees incurred in connection with the transfer of the Intellectual Property under this Agreement.

         Section 5.9. Competition. The parties are entering into this Section
5.9 to protect and preserve the goodwill acquired by Buyer pursuant to this Agreement. For a period of five (5) years after the Closing Date, Seller and each of the Shareholders separately shall not, in any manner, directly or indirectly, on its behalf or as an agent of, on behalf of, or in conjunction with any other person, firm or corporation, or as a partner of any partnership, or as a shareholder of any corporation, own, manage, acquire, operate, control or participate in the ownership, management, operation or control of, or have any financial interest in, any person, firm, business, corporation, or other organization that competes with Buyer in the protective relay business (a "Competitor") within the Territory. "Territory" means the United States, Canada and Mexico; the United States; and the state of California. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Seller or each Shareholder from acquiring not more than five percent (5%) of the outstanding shares of any equity security of a Competitor or an affiliate of a Competitor listed for trading on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System. In addition, for a five (5) year period after the Closing Date, Seller and each of the Shareholders separately agree not to induce any person who is then an employee of Buyer to leave Buyer's (or any successor's or assign's) employment or directly or indirectly assist any other person or entity in requesting or inducing any such employee to leave Buyer, and Seller and each of the Shareholders separately agree not to offer to employ or employ any person who is then an employee of Buyer. Buyer shall be entitled (without limitation of any other remedy and without posting bond) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the foregoing covenants. If any court of competent jurisdiction shall at any time deem the foregoing time periods too lengthy, the Territory to broad or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, the Territory shall be the broadest permissible by law and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the intent of the parties to protect and preserve the business and goodwill acquired by Buyer and therefore the parties agree and direct that the time period, Territory and scope of the foregoing covenants shall be the maximum permissible duration and size.

         Section 5.10. Proration of Personal Property Taxes. Seller shall provide to Buyer a list of personal property that is being transferred to Buyer pursuant to this Agreement (the "Business Property Listing for 1998") upon which the local taxing authority based its assessment of personal property taxes that became a lien against such personal property on or after January 1, 1998. Personal property taxes that have become a lien against the personal property but which are not yet due and payable shall be prorated between Buyer and Seller on the basis of a 365-day calendar year using as an estimated tax rate the tax rate applied to such property in 1997. Such taxes shall be deemed to accrue proportionately throughout the calendar year in which such taxes first become due and payable. Seller shall be responsible for that portion of such taxes that has become a lien against the personal property and accrued on or before the Closing Date. Buyer shall be responsible for that portion of such taxes that has become a lien against the personal property but will accrue after the Closing Date. Buyer shall pay all such taxes when the same become due and shall receive credit at the Closing for the amount for which Seller assumes responsibility pursuant to this Section, which credit shall reduce the Purchase Price. Following the issuance of the 1998 bills for personal property taxes, the parties shall reconcile the estimated and actual tax rates and the party who underpaid its share shall promptly reimburse the amount underpaid to the other party.

         Section 5.11. Preservation of Records; Cooperation. From and after the Closing Date, all books, records and documents acquired pursuant to this Agreement by Buyer shall be available during regular business hours for review and/or copying to the officers, attorneys, accountants and other authorized representatives of Seller as may be necessary in connection with its year-end accounting requirements, the preparation of tax returns and reports or documents to be filed with any regulatory agency or for any other reasonable purpose, provided that access to such books, records and documents shall not unreasonably interfere with the business operation of Buyer. Buyer will for a period of seven
(7) years from and after the Closing Date maintain and preserve all such books, records and documents. After the end of such seven (7) year period, Buyer may destroy and/or dispose of any such books, records and documents unless Seller shall give to Buyer written notice not more than ninety (90) and not less than thirty (30) days before the end of such seven (7) year period of Seller's desire to preserve such books, records or documents. If Seller gives such notice to Buyer, Seller shall have reasonable access during Buyer's normal business hours to inspect such books, records or documents and may remove any such books, records or documents that it wishes to retain. Seller shall remove any such books, records or documents within ninety (90) days of the date that such notice is mailed to Buyer. Buyer may dispose of any such books, records or documents not removed by Seller within such ninety (90) day period.

         Section 5.12. Confidentiality. Seller and each of the Shareholders separately agree, that prior to and after the closing Date, with respect to information of Buyer and any of its affiliates which is not generally known to the public or which would constitute a trade secret under the Uniform Trade Secrets Act (the "Confidential Information"), as follows: (i) that the Confidential Information is an integral and key part of the assets of Buyer and that the unauthorized use or disclosure of the Confidential Information would seriously damage Buyer and its business, (ii) all

Confidential Information shall remain the exclusive property of Buyer, (iii) Seller and each of the Shareholders separately shall not use, disseminate, copy or otherwise disclose any Confidential Information and Seller shall restrict access to such Confidential Information to those of its employees who have a need to know and are bound by obligations of confidentiality and non-use equivalent to those set forth herein. The term "Confidential Information" as used in this Agreement shall not include information which: (i) is or becomes a matter of public knowledge through no fault of Seller, either Shareholder or Seller's employees or (ii) is disclosed to Seller by a person who is not subject to any confidentiality obligation. This Section 5.12 shall survive the Closing Date and any termination of this Agreement.


                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are, except to the extent expressly waived in writing by Buyer, subject to the satisfaction by Seller and each of Shareholders at or before the Closing of all of the following conditions:

         Section 6.1. Representations, Warranties and Covenants True at Closing; Investigation. The representations, warranties and covenants of Seller and each of Shareholders contained in this Agreement and in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement, specifically including without limitation the Disclosure Schedule, shall be true and correct when made and shall be true and correct on the Closing Date as though those representations, warranties and covenants were made again on the Closing Date.

         Section 6.2. Performance. Seller and each of Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller and each of Shareholders before or at the Closing.

         Section 6.3. Seller's Certificate. Buyer shall have received a certificate substantially in the form of attached Exhibit G, signed by Seller and each of Shareholders and dated as of the Closing Date, to the effect that all representations, warranties and covenants made in this Agreement by Seller and each of Shareholders are on the Closing Date true and correct in all respects and that Seller and each of Shareholders have performed in all respects the obligations, agreements and covenants undertaken by Seller and each of Shareholders in this Agreement to be performed on or before the Closing Date.

         Section 6.4. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, business or operations, financial or otherwise, of the Seller, the Purchased Assets or the Business, in each case taken as a whole, from the date of this Agreement to the Closing Date.

         Section 6.5. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any governmental commission, board, agency or other instrumentality with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened that might result in any such litigation or other proceeding.

         Section 6.6. Opinion of Counsel for Seller and each of Shareholders. Buyer shall have received from counsel for Seller and each of Shareholders a written opinion dated as of the Closing Date, substantially in the form of attached Exhibit H.

         Section 6.7. Necessary Consents; Notices. All authorizations, consents and approvals shall have been received and shall be in full force and effect from (i) federal, state, local and foreign regulatory bodies and officials that are necessary in the opinion of Buyer for the consummation of the transactions contemplated by this Agreement and (ii) any third parties that are necessary in the opinion of Buyer for the transfer and assignment of any Purchased Assets or Assumed liabilities.

         Section 6.8. Consulting Agreement. Buyer shall have entered into a Consulting Agreement, substantially in the form attached hereto as Exhibit I with Mr. Zerubavel ("Zev") Heifetz and with Mr. Cesar E. Marestaing (each the "Consulting Agreement").

         Section 6.9. Lease. Buyer shall have entered into a Lease substantially in the form attached hereto as Exhibit J (the "Lease").

         Section 6.10. Net Asset Value. Seller shall have a Net Asset Value (as defined in Section 1.4) as of the Closing Date of $775,000.00 less the cash value of life insurance owned by the Seller on Mr. Zerubavel ("Zev") Heifetz and on Mr. Cesar E. Marestaing.

         Section 6.11. Board Approval. Approval of this Agreement and the ancillary documents by the Board of Directors of Buyer.

         Section 6.12. Financing. Buyer's securing financing for the transaction acceptable to Buyer, and Seller's making available financial statements required by the financial institution.

         Section 6.13 Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of all such documents (executed or certified, as may be appropriate) as Buyer and its counsel may reasonably request in connection with such transactions.

                                    ARTICLE 7

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                         SELLER AND EACH OF SHAREHOLDERS

         All obligations of Seller and each of Shareholders under this Agreement are, except to the extent expressly waived in writing by Seller and each of Shareholders, subject to the satisfaction by Buyer at or before the Closing of all of the following conditions:

         Section 7.1. Representations, Warranties and Covenants True at Closing. The representations, warranties and covenants of Buyer contained in this Agreement shall be true and correct when made and shall be true and correct on the Closing Date as though the representations, warranties and covenants were made again on the Closing Date.

         Section 7.2. Performance. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer before or at the Closing.

         Section 7.3. Certificate of Buyer. Seller shall have received a certificate substantially in the form of attached Exhibit K, signed by Buyer and dated as of the Closing Date, to the effect that all representations, warranties and covenants made in this Agreement by Buyer are on the Closing Date true and correct in all respects and that Buyer has performed in all respects the obligations, agreements and covenants undertaken by Buyer in this Agreement to be performed on or prior to the Closing Date.

         Section 7.4. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any governmental commission, board, agency or other instrumentality with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened that might result in any such litigation or other proceeding.

         Section 7.5. Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received copies of all such documents (executed or certified, as may be appropriate) as Seller and its counsel may reasonably request in connection with such transactions.

                                    ARTICLE 8

                                 INDEMNIFICATION

         Section 8.1. Indemnification by Seller and each of Shareholders. Subject to the limitations contained in this Article 8, Seller and each of Shareholders shall, jointly and severally, defend, indemnify and hold harmless Buyer (which for purposes of this Article 8 shall mean Buyer and its affiliates, and their respective employees, representatives, officers, shareholders, directors and agents) against and in respect of:

                  (a) Any and all liabilities or obligations of Seller of any nature, whether accrued, absolute, contingent or otherwise, resulting from, arising out of or in any way related to Seller's activities, ownership of the Purchased Assets or conduct of the Business on or before the Closing Date, even if imposed upon Buyer as a successor to Seller, (i) other than the Assumed Liabilities and (ii) excluding any liabilities or obligations for which Seller is entitled to seek indemnification from Buyer under this Article 8;

                  (b) Any and all loss, cost, damage, liability, obligation, expense and deficiency suffered by Buyer resulting from, arising out of or in any way related to facts, circumstances, or events constituting a misrepresentation, breach of warranty or nonfulfillment of any warranty, covenant, representation, undertaking, condition or agreement by Seller contained in this Agreement, the Disclosure Schedule, or any other document delivered to Buyer in connection with the consummation of the transactions contemplated by this Agreement, regardless of whether the misrepresentation, breach or omission was deliberate, reckless, negligent, innocent or unintentional;

                  (c) Any and all loss, cost, damage, liability, obligation and expense resulting from, arising out of or in any way relating to Seller's noncompliance with any applicable bulk sales laws and provisions and from the assertion of claims (excluding Assumed Liabilities) against Buyer by creditors of Seller with respect to liabilities and obligations of Seller;

                  (d) Any and all loss, cost, damage, liability, obligation and expense resulting from, arising out of or in any way relating to the Lessor's (as defined in the Lease) breach of any warranties, representations, covenants or other obligations of Lessor contained in the Lease or to Lessor's activities at the Premises after the Closing Date; and

                  (e) Any and all loss, cost, damage, liability, obligation and expense incurred with respect to any claims, actions, suits, proceedings or assessments arising out of matters described in subsections (a) through (e) above, or the settlement thereof, including without limitation legal fees and expenses.

         Section 8.2. Indemnification by Buyer. Subject to the limitations contained in this Article 8, Buyer shall defend, indemnify and hold harmless Seller (which for purposes of this Article shall mean Seller and its affiliates, and their respective employees, representatives, officers, shareholders, (including each of Shareholders) directors and agents) against and in respect of:

                  (a) Any and all liabilities or obligations of Buyer of any nature, whether accrued, absolute, contingent or otherwise, resulting from, arising out of or in any way relating to Buyer's ownership of the Purchase Assets or assumption of the Assumed Liabilities or conduct of the Business after the Closing Date, but excluding any liabilities for which Buyer is entitled to seek indemnification from Seller or each of Shareholders under this Article 8;

                  (b) Any and all loss, cost, damage, liability, obligation, expense or deficiency suffered by Seller or each of Shareholders resulting from, arising out of or relating to facts, circumstances or events constituting a misrepresentation, breach of warranty or nonfulfillment of any warranty, covenant, representation, undertaking, condition or agreement by Buyer contained in this Agreement, or any other document delivered to Seller or each of Shareholders in connection with the consummation of the transactions contemplated by this Agreement, regardless of whether the misrepresentation, breach or omission was deliberate, reckless, negligent, innocent or unintentional; and

                  (c) Any and all loss, cost, damage, liability, obligation or expense incurred with respect to any claims, actions, suits, proceedings or assessments resulting from, arising out of or relating to matters described in subsections (a) and (b) above, or the settlement thereof, including without limitation legal fees and expenses.

         Section 8.3. Environmental Liabilities. For purposes hereof, an "Environmental Liability" shall mean any liability arising under or by reason of any applicable federal, state or local laws or regulations or common law relating to the protection of the environment or public health (collectively, "Environmental Law"). Seller and each of Shareholders shall be, jointly and severally, liable to Buyer for any Environmental Liability (a "Seller Environmental Liability") (a) related to conditions (whether known or unknown) existing at, in or under any real property now or previously owned, leased or used by Seller (including without limitation the Premises) prior to or after the Closing Date, and (b) related to the transportation or offsite disposal prior to or after the Closing Date of Hazardous Materials generated by Seller. Seller and each of Shareholders shall, jointly and severally, defend Buyer against, indemnify Buyer for, and hold Buyer harmless from all loss, cost, damage, liability, obligation and expense resulting from, arising out of or relating to any Seller Environmental Liability.

         Section 8.4. Limitations on Indemnification.

                  (a) Notwithstanding any other provision of this Agreement or any applicable law, no Indemnified Party will be entitled to make a claim against an Indemnifying Party under Section 8.1 or 8.2 of this Agreement unless and until the aggregate amount of indemnifiable losses incurred under such Section, as the case may be, exceeds $10,000.00 (the "Deductible"), in which event the Indemnified Party will be entitled to make a claim against the Indemnifying Party only to the extent the amount of such indemnifiable losses exceeds such Deductible.

                  (b) Except with respect to a Seller Environmental Liability and the indemnity obligations under Section 8.1(a), the representations and warranties of Seller and each of Shareholders and of Buyer contained in this Agreement shall survive the Closing until the expiration of eighteen (18) months from the Closing Date. Any claim for indemnification with respect to breach of a representation or warranty which is not asserted by notice given as herein provided within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

         Section 8.5. Third Party Claims. The obligation of each party to indemnify the other party under the provisions of this Article with respect to claims resulting from the assertion of liability by those not parties to this Agreement (Including without limitation governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

                  (a) The party seeking indemnification hereunder (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") within 30 days following any assertion of liability by a third party which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, in each case to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                  (b) If any action, suit or proceeding (a "Legal Action") is brought against the Indemnified Party with respect to which the Indemnifying Party may have an obligation to indemnify the Indemnified Party, the Legal Action shall be defended by the Indemnifying Party, and such defense shall include all proceedings for appeal or review which counsel for the Indemnified Party shall reasonably deem appropriate.

                  (c) Notwithstanding the provisions of the previous subsection of this Section 8.5, until the Indemnifying Party shall have assumed the defense of any such Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (A) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (B) if the Indemnifying Party fails to provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; (C) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (D) if a judgment against the Indemnified Party will, in the good faith opinion of the Indemnified Party, establish a custom or precedent which will be materially adverse to the best interests of its continuing business, the Indemnifying Party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                  (d) In any Legal Action initiated by a third party and defended by the Indemnifying Party (A) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (C) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action, and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Legal Action.

                  (e) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

         Section 8.6. Claims by Indemnified Party. The Indemnified Party shall notify the Indemnifying Party with reasonable promptness after the discovery of any claim upon which the Indemnified Party will demand indemnification from the Indemnifying Party under this Agreement (other than with respect to third party claims which are addressed in Section 8.5 above). To the extent possible, the notice shall include an itemized accounting of the claim from the Indemnified Party. Within fifteen (15) after receipt of the notice, the Indemnifying Party shall either reimburse the Indemnified Party for the amount of the claim or notify the Indemnified Party of the Indemnifying Party's intent to dispute the claim. If the Indemnifying Party does not notify the Indemnified Party within such fifteen (15) days of its intent to dispute the claim, the Indemnifying Party shall be deemed to have agreed to reimburse the Indemnified Party for the claim. All claims by Buyer for indemnification may be paid out of the Escrow Amount (as defined in the Escrow Agreement) held under the Escrow Agreement, but Buyer's claims, and Seller's or each of Shareholders' obligation to pay, shall not be limited to the Escrow Amount.

                                    ARTICLE 9

                                   TERMINATION

         Section 9.1. Termination by Mutual Consent. At any time on or before the Closing Date, this Agreement may be terminated by the mutual written consent of Seller, each of Shareholders and Buyer without liability on the part of Seller or either of Shareholders or Buyer or their respective directors, officers or shareholders. If the Agreement is terminated pursuant to this Section, the Agreement shall become null and void and shall be without effect.

         Section 9.2. Termination Upon Default or Breach. If Seller or either of Shareholders or Buyer shall default in the observance or in the due and timely performance of any of the covenants contained in this Agreement, or if there shall have been a breach by Seller or either of Sharheolders or Buyer of any of the representations, warranties or covenants set forth in this Agreement, the other party may terminate this Agreement without prejudice to its rights and remedies available under law.

         Section 9.3. Termination Based Upon Failure of Conditions. If any of the conditions of this Agreement to be complied with or performed by Seller or either of Sharheolders or Buyer on or before the Closing Date shall not have been complied with or performed by that date and that noncompliance or nonperformance shall not have been waived in writing by the other party, the party to whom the benefit of that condition runs may terminate this Agreement without prejudice to its rights and remedies available under law, including that party's right to recover expenses and costs.

         Section 9.4. Final Expiration. This Agreement shall automatically expire if the Closing does not occur on or before May 8, 1998.


                                   ARTICLE 10

                                     GENERAL

         Section 10.1. Risk of Loss. The risk of loss or destruction of, or damage to, the Purchased Assets shall be on Seller at all times before the Closing Date.

         Section 10.2. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by any party to this Agreement in Articles 2 and 3 above shall survive the Closing (and any investigation at any time made by or on behalf of any party before or after the Closing) and each of the covenants in Article 5 shall survive the Closing according to their terms.

         Section 10.3. Binding Effect; Benefits; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of Seller, each of Shareholders and Buyer. Nothing in this Agreement, express

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or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated in this Agreement. Neither Seller nor either of Shareholders shall assign this Agreement, or any of its rights or obligations under this Agreement, to any other person, firm or corporation without the prior written consent of Buyer.

         Section 10.4. Definition of "Ordinary and Usual Course". For purposes of this Agreement, an activity will be deemed to be in the "ordinary and usual course of business" or "ordinary and usual course" if the activity is performed:
(i) in accordance with the customary business practices and usages of trade prevailing in the industry or industries in which Seller operates the Business; or (ii) in accordance with Seller's historical and customary practices with respect to the activity.

         Section 10.5. Public Disclosure. Unless otherwise required by law, neither Seller nor either of Shareholders nor Buyer shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party may disclose the transactions contemplated by this Agreement to its attorneys, accountants and other professional advisers, to its institutional lenders, and to its management employees or to third parties, to the extent that any of those persons or entities needs to know of the transactions in connection with his, her or its relationship with the disclosing party.

         Section 10.6. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed by certified or registered mail (postage prepaid), shipped and receipted by express courier service (charges prepaid), mailed first class (postage prepaid), or transmitted by telecopier or similar facsimile transmitter:

                  (a)      If to Buyer:

                           Kilovac Corporation
                           P.O. Box 4422
                           Santa Barbara, CA 93140
                           (facsimile: (805) 684-9679)


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                           with a copy to:

                           Communications Instruments, Inc.
                           1396 Charlotte Highway
                           Fairview, North Carolina 28730
                           (facsimile: (704) 628-1439

                           Attention: Ramzi Dabbagh, President

                           Parker, Poe, Adams & Bernstein L.L.P.
                           First Union Capitol Center
                           150 Fayetteville Street Mall, Suite 1400
                           Raleigh, North Carolina  27602
                           (facsimile:  (919) 834-4564)

                           Attention: John J. Butler, Esq.

                  (b)      If to Seller:
                           Zev Heifetz
                           608 North Rexford Drive
                           Beverly Hills, California 90210
                           (facsimile: (310) 271-8934)

                           (c)      If to Shareholders:

                           Zev Heifetz
                           608 North Rexford Drive
                           Beverly Hills, CA 90210
                           310-271-8934 (PH & FX)

                           Cesar E. Marestaing
                           12901 Panorama Place
                           Santa Ana, CA 92705
                           714-731-0581 (PH)

         Any party may change its address or telecopier number by prior written notice to the other party.

         Section 10.7. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and the counterparts shall together constitute one and the same instrument.

         Section 10.8. Expenses. Buyer, Seller and each of Shareholders shall pay their own respective expenses, costs and fees (including without limitation attorneys' and accountants' fees)

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incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Seller shall pay all expenses, costs and fees of Gardiner & Rauen, Inc.

         Section 10.9. Entire Agreement. All exhibits and schedules referenced herein are incorporated herein by reference. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of Seller, each of Shareholders and Buyer in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.

         Section 10.10. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by Seller, each of Shareholders and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall not affect the right of that party at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of the condition or of any breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

         Section 10.11. Severability. Any provision, or clause thereof, of this Agreement that shall be found to be contrary to applicable law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed as if the unenforceable provision, or clause thereof, were absent from this Agreement.

         Section 10.12. Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement.

         Section 10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, excluding its conflict of law principles.

         Section 10.14. Bulk Sales Law. Subject to the provisions of Section 8.1(c), Buyer waives compliance by Seller with any Bulk Sales laws which may be applicable to the transactions contemplated by this Agreement.

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         Signed as of the day and year first written above.


                                             KILOVAC CORPORATION,
                                             a California corporation

                                             By:
                                                ---------------------------
                                                 Its: Chairman & CEO

                                                                   "Buyer"


                                             WILMAR ELECTRONICS, INC.,
                                             a California corporation

                                             By:
                                                ---------------------------
                                                Its: President

                                                                  "Seller"




                                             By: /s/ Zev Heifetz
                                                ---------------------------
                                                Zerubavel ("Zev") Heifetz,
                                                Shareholder of Seller


                                             By: /s/ Cesar E. Marestaing
                                                ---------------------------
                                                Cesar E. Marestaing,
                                                Shareholder of Seller